EXHIBIT 99.2(k)
---------------
[TRANSFER AGENCY AGREEMENT]



                         TRANSFER AGENCY AGREEMENT


      THIS AGREEMENT is made as of the 1st day of January, 1999, by and between Zazove Convertible Securities Fund, Inc., a Maryland corporation (the "Fund"), and Sunstone Financial Group, Inc., a Wisconsin corporation ("Sunstone").

                             R E C I T A L S:

      WHEREAS, the Fund is registered under the 1940 Act as a non-diversified management investment company operating as a closed-end interval fund; and

      WHEREAS, the Fund desires to retain Sunstone to render certain transfer agency and dividend disbursement services, and Sunstone is willing to render such services, all in accordance with the terms of this Agreement.


                           A G R E E M E N T S:

      NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                 ARTICLE I

                                DEFINITIONS
                                -----------

      In addition to any terms that are defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

      "1933 Act" shall mean the Securities Act of 1933, as amended.

      "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

      "1940 Act" shall mean the Investment Company Act of 1940, as amended.

      "Authorized Persons" shall mean those individuals who are authorized to provide Sunstone with oral instructions and to sign written instructions and requests on behalf of the Fund, whose names shall be certified to Sunstone from time to time pursuant to Article IV, Paragraph F of this Agreement.

            "Business Day" shall mean each day on which the New York Stock Exchange is open for trading.

      "Current NAV" shall mean the net asset value of the Shares determined by the Fund as of each Investment Date, in accordance with the requirements of applicable law.

      "Custodian" shall mean UMB Bank, n.a. or any successor custodian selected by the Fund.

      "DDA Account" shall mean Account No. 987-096-4775 with the Custodian, into which proceeds for redemptions, dividends and other distributions shall be paid from time to time to permit Sunstone to perform its services hereunder.

      "Investment Date" shall mean the first Business Day of each month during the term hereof.

      "Investment Instructions" shall mean the investment instructions provided to Sunstone by the Fund from time to time hereunder, in the form attached hereto as Exhibit A.

      "Private Placement Memorandum" shall mean the most recent Private Placement Memorandum of the Fund received by Sunstone from time to time during the term hereof.

      "Redemption Date" shall mean the last Business Day of each March, June, September and December during the term hereof.

      "Redemption Instructions" shall mean the redemption instructions provided to Sunstone by the Fund from time to time hereunder, in the form attached hereto as Exhibit B.

      "Repurchase Offer Notification" shall mean the notification provided by the Fund to its shareholders in advance of each Redemption Date in accordance with the requirements of Rule 23c-3 under the 1940 Act.

      "Shares" shall mean the 25,000,000 shares of common stock, $.01 par value, which the Fund is authorized to issue pursuant to its Articles of Incorporation.


                                ARTICLE II

                       APPOINTMENT OF TRANSFER AGENT
                       -----------------------------

      A.    APPOINTMENT.

            1. The Fund hereby appoints Sunstone as transfer agent and dividend disbursing agent of all the Shares of the Fund during the term of this Agreement, and Sunstone hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

            2. Sunstone shall perform the transfer agent and dividend disbursing agent services described on Schedule A hereto. To the extent that the Fund requests Sunstone to perform any additional services, Sunstone and the Fund shall mutually agree on the services to be accomplished, the manner of accomplishment and the compensation to which Sunstone shall be entitled with respect thereto.

            3. Sunstone may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Fund (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that unless the Fund shall enter into a written agreement with such Sub-transfer Agent, the Sub-transfer Agent shall be the agent of Sunstone and not the agent of the Fund and, in such event Sunstone shall be fully responsible for the acts or omissions of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

            4. Sunstone shall have no duties or responsibilities whatsoever hereunder except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against Sunstone.

      B.    DOCUMENTS/RECORDS/AUTHORIZATIONS.

            1. In connection with Sunstone's appointment as transfer agent and dividend disbursing agent, the Fund shall deliver or cause to be delivered the following documents to Sunstone:

                  a) A copy of the Articles of Incorporation and By-laws of the Fund and all amendments thereto, certified by the Secretary of the Fund;

                  b) A certificate signed by the President and Secretary of the Fund specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any;

                  c) A certified copy of the resolutions of the Board of Directors of the Fund appointing Sunstone as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Fund; and

                  d) Copies of the Fund's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission under the 1940 Act, together with any applications filed in connection therewith.

      2. The Fund agrees to deliver or to cause to be delivered to Sunstone in Milwaukee, Wisconsin, at the Fund's expense, all of its shareholder account records in a format acceptable to Sunstone and all such other documents, records and information as Sunstone may reasonably request in order for Sunstone to perform its services hereunder.

      3. The Fund agrees to deliver or cause to be delivered to Sunstone from time to time the certificate required by Article IV, Paragraph F of this Agreement, signed by an officer of the Fund and designating the names of Authorized Persons.


                                ARTICLE III

                          COMPENSATION & EXPENSES
                          -----------------------

      A. COMPENSATION. In consideration for its services hereunder as transfer agent and dividend disbursing agent, the Fund will pay to Sunstone the compensation set forth on Schedule B attached hereto. The Fund agrees that Sunstone shall be entitled to receive a fee per account rather than a flat fee in the event the Fund shall have more than three thousand shareholders during the term of this Agreement.

      B. EXPENSES. The Fund also agrees to promptly reimburse Sunstone for all out-of-pocket expenses or disbursements incurred by Sunstone in connection with the performance of services under this Agreement including, but not limited to, expenses for attendance at Fund board meetings, postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), preparation and mailing of Repurchase Offer Notifications and other specially requested reports and statements, bank account service fees and charges, stationery supplies, outside printing and mailing firms, magnetic tapes, reels or cartridges (if sent to the Fund or to a third party at the Fund's request) and magnetic tape handling charges, on-site and off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes and disks), and computer equipment installed at the Fund's request on the Fund's or a third party's premises, to the extent any of the foregoing are paid by Sunstone. If requested by Sunstone, postage and other out-of-pocket expenses are payable in advance, and in the event requested, postage is due at least seven days prior to the anticipated mail date. In the event Sunstone requests advance payment, Sunstone shall not be obligated to incur such expenses or perform the related service(s) until payment is received.

      C. PAYMENT PROCEDURES. The Fund agrees to pay all amounts due hereunder within fifteen days of the date reflected on the statement for such services (the "Due Date"). Service fees are billed monthly, and out-of-pocket expenses are billed as incurred (unless prepayment is requested by Sunstone). Sunstone may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses. The Fund is aware that its failure to remit to Sunstone all amounts due on or before the Due Date will cause Sunstone to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that any amounts due hereunder are not received by Sunstone by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. Notwithstanding the foregoing, Sunstone shall not be entitled to collect a late charge unless the Fund fails to remit payment to Sunstone within three business days after receipt of written notification from Sunstone of its failure to pay. In addition, the Fund shall pay reasonable attorney's fees and court costs of Sunstone if any amounts due Sunstone are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund's late payment. Acceptance of such late charge shall in no event constitute a waiver of the Fund's default by Sunstone or prevent Sunstone from exercising any other rights and remedies available to it.

                                ARTICLE IV

                         PROCESSING AND PROCEDURES
                         -------------------------

      A.    ISSUANCE, REDEMPTION AND TRANSFER OF SHARES GENERALLY

            1. The Fund shall receive and approve all purchase, transfer and redemption requests with respect to the Shares. Sunstone's obligations in connection with the purchase, transfer, and redemption of Shares shall be limited to acting upon the Investment Instructions and Redemption Instructions received from the Fund. The Fund shall bear the responsibility and Sunstone shall assume no liability for determining that purchases, transfers and redemptions meet the requirements established by the Private Placement Memorandum and all applicable laws, rules and regulations.

            2. Sunstone shall send such statements as are noted on Schedule A hereto in connection with the purchase and redemption of Shares.

It is understood that certificates for Shares will not be offered by the Fund or available to investors.

            3. Prior to the effective date of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of the Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, the Fund agrees to deliver to Sunstone such documents, certificates, reports and legal opinions as Sunstone may reasonably request.

            4. The Fund shall have the sole responsibility for determining the Current NAV. The Fund shall provide Sunstone with the Current NAV within five days after each Investment Date during the term hereof. The Current NAV shall be transmitted in writing and shall be certified by an officer of the Fund. To expedite the transmission of information, the Fund may submit the Current NAV via facsimile transmission. In such event, however, the Fund shall mail the original, certified Current NAV to Sunstone via first class mail. The Fund specifically assumes liability for and shall indemnify Sunstone from and against any damages, claims, suits or actions arising out of (i) any violations of Rule 23c-3 caused by the Fund's failure to transmit the Current NAV within the time period required by this paragraph or (ii) any errors in calculating the Current NAV.

      B.    NEW AND ADDITIONAL PURCHASES.

            1. The Fund shall provide Sunstone with Investment Instructions on or before each Investment Date during the term of this Agreement. Within forty-eight (48) hours following receipt of the Current NAV from the Fund, Sunstone shall cause to be issued to the accounts of shareholders specified in the Investment Instructions for such Investment Date, the appropriate number of full and fractional Shares based on the Current NAV.

            2. Sunstone shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement.

            3. Notwithstanding anything contained herein of the contrary, Sunstone shall not be required to issue any Shares after it has received written notification from an Authorized Person or from an appropriate federal or state authority that the sale of Shares has been suspended or discontinued, and Sunstone shall be entitled to rely on such written notification.

      C.    REDEMPTION OF SHARES.

            1. The Fund shall provide Sunstone with Redemption Instructions on or before each Redemption Date during the term of this Agreement. Within forty-eight (48) hours following receipt of the current NAV from the Fund, Sunstone shall cause to be redeemed from the accounts specified in the Redemption Instructions for such Redemption Date, the appropriate number of full and fractional Shares based on the Current NAV for the Investment Date which occurs immediately after the Redemption Date.

      2. Upon receipt of the Current NAV, the Fund or its designee shall cause the Custodian to deposit in the DDA Account an amount of cash sufficient for Sunstone to make redemption payments to those shareholders specified in the Redemption Instructions. Sunstone shall not be liable for any improper payments made in accordance with Redemption Instructions. If Sunstone shall not receive from the Custodian sufficient cash to make payments of all redemptions listed in the Redemption Instructions, Sunstone shall, upon notice to the Fund, withhold payment to all shareholders listed in the Redemption Instructions until sufficient cash is provided to Sunstone.

      3. Upon receipt of the Redemption Instructions and monies paid to it by the Custodian in connection with a redemption of Shares, Sunstone shall cancel the redeemed Shares and, after making appropriate deductions for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Redemption Instructions.

      D.    DIVIDENDS AND DISTRIBUTIONS.

            1. The Fund shall furnish to Sunstone a copy of a resolution of its Board of Directors, certified by an Authorized Person, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Sunstone on such payment date, or (ii) authorizing the declaration of dividends and distributions on a periodic basis and authorizing Sunstone to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

            2. In connection with a reinvestment of a dividend or distribution of Shares of the Fund, Sunstone shall, as of the day a dividend is declared, as specified in a certificate or resolution described in paragraph 1, issue Shares of the Fund based on the most recently determined Current NAV per Share of the Fund.

            3. Upon the mail date specified in such certificate or resolution, as the case may be, the Fund or its designee shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in the DDA Account an amount of cash sufficient for Sunstone to make the payment, as of the mail date, specified in such certificate or resolution, as the case may be, to the shareholders who were of record on the record date. Sunstone will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date. Sunstone shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If Sunstone shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, Sunstone shall, upon notice to the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to Sunstone.

            4. It is understood that Sunstone in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders pursuant to the terms of this Agreement. It is further understood that Sunstone shall file with the Internal Revenue Service and shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders except as required by Section 3406 of the Internal Revenue Code, as amended.

            E.    RECORDS.

            1. Sunstone shall keep such records as are specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Sunstone may deliver to the Fund from time to time at Sunstone's discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties as such transfer agent, as Sunstone may deem expedient, other than those which Sunstone is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, canceled Share certificate, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule C hereto maintained by Sunstone, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and shall be delivered to the Fund promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by Sunstone on such date of termination or such earlier date as may be requested by the Fund. Notwithstanding anything contained herein to the contrary, Sunstone shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

            2. Sunstone agrees to keep all records and other information relative to the Fund and its shareholders confidential. In case of any requests or demands for the inspection of the shareholder records of the Fund, Sunstone will endeavor to notify the Fund promptly and to secure instructions from an Authorized Person as to such inspection. Sunstone reserves the right, however, to exhibit the shareholder records to any person whenever it believes there is a reasonable likelihood that Sunstone will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure Sunstone shall promptly notify the Fund that such disclosure has been made or is to be made. Notwithstanding the foregoing, Sunstone may disclose information when requested by a shareholder concerning an account as to which Sunstone reasonably believes such shareholder has a legal or beneficial interest or when requested by the Fund, the shareholder or the dealer of record as to such account. Records and information which have become known to the public through no wrongful act of Sunstone or any of its employees, agents or representatives shall not be subject to this paragraph.

            F. MISCELLANEOUS. Upon the execution of this Agreement, the Fund shall provide Sunstone with a certificate containing the names of the initial Authorized Persons in the form attached hereto as Exhibit C. Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Sunstone the names of the Authorized Persons from time to time. The Fund shall provide Sunstone with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Sunstone shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.


                                 ARTICLE V

                            CONCERNING THE FUND
                            -------------------


      A. REPRESENTATIONS. The Fund represents and warrants to Sunstone that:

            (a) It is a corporation duly organized and existing under the laws of the State of Maryland, it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

            (b) Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Sunstone the names of the Authorized Persons.

            (c) It is a closed-end management investment company registered under the 1940 Act that operates as an interval fund.

            (c) The Shares are not required to be registered under the 1933 Act.

      B.    COVENANTS.

            1. The Fund will provide to Sunstone copies of all amendments to its Articles of Incorporation and By-laws made after the date of this Agreement promptly after they are effective. If requested by Sunstone, each copy of the Articles of Incorporation and By-laws of the Fund and copies of all amendments thereto shall be certified by the Secretary of the Fund.

            2. The Fund shall have the ongoing obligation to deliver to Sunstone the Fund's most recent Private Placement Memorandum as soon as it becomes available and, for purposes of this Agreement, Sunstone shall not be deemed to have notice of any information contained in such Private Placement Memorandum until a reasonable time after it is actually received by Sunstone.

            3. The Fund shall, as part of its initial shareholder registration procedures, request and obtain from each new shareholder an original, executed Form W-9. The Fund shall promptly forward all Form W-9's to Sunstone upon receipt.

            4. All requisite steps will be taken by the Fund from time to time when and as necessary to register the Shares for sale in all states in which the Shares shall at the time be offered for sale and require registration. If at any time the Fund receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Fund will give prompt notice thereof to Sunstone.

            5. The Fund will comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations, including, but not limited to, filing all notices required by Rule 23c-3 under the 1934 Act.

            6. The Fund agrees that prior to effecting any change in the Private Placement Memorandum which would increase or alter the duties and obligations of Sunstone hereunder, it shall advise Sunstone of such proposed change at least 30 days prior to the intended date of the change, and shall proceed with such change only if it shall have received the written consent of Sunstone thereto, which consent shall not be unreasonably withheld.


                                ARTICLE VI

                       CONCERNING THE TRANSFER AGENT
                       -----------------------------

      A. REPRESENTATIONS. Sunstone represents and warrants to the Fund that:

            (a) It is a corporation duly organized and existing under the laws of the State of Wisconsin, is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

            (b) It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

      B.    LIMITATION OF LIABILITY; INDEMNIFICATION.

            1. Sunstone shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, provided that Sunstone acted or omitted to act in good faith and in the absence of willful misfeasance, negligence or reckless disregard of its duties under this Agreement. Sunstone shall not be liable in acting upon any writing, document or instructions reasonably believed by it to be genuine and to have been signed or made by an Authorized Person or verbal instructions which the individual receiving the instructions on behalf of Sunstone reasonably believes to have been given by an Authorized Person, and Sunstone shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person.

            2. The Fund agrees to indemnify and hold harmless Sunstone, its employees, agents, members, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Sunstone's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reliance on information, records, instructions (oral or written) or requests given or made to Sunstone by the Fund, its officers, directors, agents or representatives; provided that this indemnification shall not apply to actions or omissions of Sunstone in cases of its own failure to act in good faith or as a result of its own willful misfeasance or negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Sunstone shall give the Fund written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Sunstone. The indemnity and defense provisions provided hereunder shall indefinitely survive the termination of this Agreement.

            3. Sunstone assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Sunstone will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Sunstone's control.

            4. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation to the other party, for consequential damages for any act or failure to act under any provision of this Agreement even if advised of the possibility thereof.

            5. Notwithstanding any of the provisions of this Agreement, Sunstone shall be under no duty or obligation under this Agreement to inquire into, and shall not be liable for:

                  (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

                  (b) The determination of whether any purchaser of the Shares constitutes an Accredited Investor within the meaning of Rule 501(a) under Regulation D of the 1933 Act;

                  (c) The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such transfer or redemption, under Rule 23c-3 of the 1940 Act or under any other applicable law or regulation;

                  (d) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend, or the legality of any recapitalization or readjustment of Shares.

                                ARTICLE VII

                                   TERM
                                   ----

            1. This Agreement shall remain in full force and effect until December 31, 1999, (the "Initial Term") and thereafter shall automatically extend for additional, successive twelve (12) month terms unless earlier terminated as provided below.

            2. Either of the parties hereto may terminate this Agreement at any time after the Initial Term by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than sixty (60) days after the date of receipt of such notice. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Sunstone, the Fund shall on or before the termination date, deliver to Sunstone a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and Sunstone shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by Sunstone, but unpaid by the Fund upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

            3. In the event this Agreement is terminated as provided herein, Sunstone, upon the written request of the Fund, shall deliver the records of the Fund to the Fund or its successor transfer agent in the form maintained by Sunstone at the expense of the Fund. The Fund shall be responsible to Sunstone for all out-of-pocket expenses and for the costs and expenses associated with the preparation and delivery of such media, including: (a) any custom programming requested by Fund in connection with the preparation of such media; (b) transportation of forms and other materials used in connection with the processing of Fund transactions by Sunstone; and (c) transportation of records and files in the possession of Sunstone. In addition, Sunstone shall be entitled to such compensation as the parties may mutually agree for any services requested by the Fund in connection with the termination of this Agreement or the liquidation or merger of the Fund. Sunstone shall not reduce the level of service provided to the Fund following notice of termination by the Fund.


                               ARTICLE VIII

                               MISCELLANEOUS
                               -------------

      A. NOTICES. Any notice required or permitted by Article VII to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by either a well-recognized overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:


      IF TO SUNSTONE:         Sunstone Financial Group, Inc.
                              207 East Buffalo Street, Suite 400
                              Milwaukee, Wisconsin 53202
                              Attention:  President

      IF TO THE FUND:         Zazove Convertible Securities Fund, Inc.
                              4801 West Peterson Avenue, Suite 615
                              Chicago, Illinois 60646
                              Attention:  President


      B.    AMENDMENTS/ASSIGNMENTS.

            1. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

            2. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party except that Sunstone may assign this Agreement to an affiliate with advance written notice to the Fund.

      C. WISCONSIN LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      D. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

      E. NON-EXCLUSIVE; OTHER AGREEMENTS. The services of Sunstone hereunder are not deemed exclusive and Sunstone shall be free to render similar services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

      F. CAPTIONS. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized, as of the day and year first above written.


SUNSTONE FINANCIAL GROUP, INC.      ZAZOVE CONVERTIBLE
                                    SECURITIES FUND, INC.

By:   /s/ Miriam M. Allison         By: /s/  Steven M. Kleiman
      (Signature)                         (Signature)

      Miriam M. Allison              Steven M. Kleiman
      (Name)                              (Name)

      President                     Secretary and Director
      (Title)                             (Title)

      12-23-98                      12/21/98
      (Date Signed)                       (Date Signed)